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                                                                     Exhibit 5

                                                 THE ALLSTATE CORPORATION


                                                 2775 Sanders Road
                                                 Northbrook, Illinois 60062-6127

                                                 -------------------------------

                                                 Jennifer M. Hager
                                                 Counsel




                                February 18, 2000





The Allstate Corporation
2775 Sanders Road
Northbrook, IL  60062-6127

Ladies and Gentlemen:

         A Registration Statement on Form S-8 ("Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission to register an additional 5,500,000 shares of common stock, $0.01 par value (the "Common Stock"), of The Allstate Corporation (the "Company") for issuance to participants in The Allstate Corporation Exclusive Agent Independent Contractors Stock Bonus Plan (the "Plan"). The 5,500,000 shares of Common Stock being registered under this Registration Statement are additional to the 1,000,000 shares of Common Stock registered on March 14, 1997 pursuant to Registration Statement No. 333-23309 and the 1,000,000 shares registered on Form 8-K filed June 1, 1998, as amended by Form 8-K/A filed June 4, 1999. This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

         In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Registration Statement, (ii) the Plan, (iii) the Restated Certificate of Incorporation of Allstate as currently in effect, (iv) the By-laws of Allstate as currently in effect, and (v) resolutions of the Board of Directors of Allstate relating to the filing of the Registration Statement and related matters. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Allstate and such other agreements, instruments, and documents of Allstate, and have made such other investigations, as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         Based upon the foregoing, I advise you that, in my opinion the shares of Common Stock have been fully authorized and, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

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         I am licensed to practice law in Illinois. This opinion is limited to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto.

                                          Very truly yours,

                                          /s/Jennifer M. Hager
                                          Jennifer M. Hager








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